Exhibit 14

The Community Financial Corporation

Community Bank of the Chesapeake

Code of Ethics Policy & Whistleblower Procedure

Organizational Functional Area:	All Directors, Officers and Employees

Policy Name:	Code of Ethics Policy & Whistleblower Procedure

Approved Date:	11/2/2016	☐ Executive Management ☒ Board of Directors

Last Revision Date:	10/21/2016

Policy Template Date:	N/A

Department/Individuals Responsible for Maintaining and Updating Policy:	Chief Administrative Officer

General Philosophy

The honesty, integrity and sound judgment of our senior executives, financial officers, directors and employees is essential to the reputation and success of The Community Financial Corporation and Community Bank of the Chesapeake (collectively, the “Company”).

Throughout this Code of Ethics, the term “Company” refers to The Community Financial Corporation and/or the subsidiary in which an individual works or serves as a director, depending on context.

This Code of Ethics governs the actions and working relationships of senior executives, financial officers, directors and employees of the Company with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory organizations, the media, and anyone else with whom the Company has contact. These relationships are essential to the continued success of the Company as a financial services provider.

This Code of Ethics:

-	Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships.

-	Requires full, fair, accurate, timely and understandable disclosure in the periodic reports filed with, or submitted to the Company with governmental and regulatory agencies and in other public communications made by the Company.

-	Requires compliance with applicable laws, rules and regulations.

-	Addresses potential or apparent conflicts of interest and provides guidance on how to communicate those conflicts to the Company.

-	Addresses misuse or misapplication of the Company’s property and corporate opportunities.

-	Requires the highest level of confidentiality and fair dealing within and without the Company environment.

-	Requires reporting of any illegal behavior.

-	Requires accountability for adherence to the Code.

-	Addresses the prompt internal reporting of violations of the Code to the Company.

Identification of Senior executives, Financial Officers and Directors

Certain portions of this Code of Ethics may apply specifically to the Company’s senior executives, financial officers and directors. These include all officers with the title of President and Executive Vice President as well as the Company’s other chief accounting officers (including its controller) and board of directors.

Conflicts of Interest

A “conflict of interest” occurs when your private interest interferes or appears to interfere in any way with the interests of the Company. You are expected to avoid all situations that might lead to a real or apparent material conflict between your self-interest and the interests of the Company. Any position or interest, financial or otherwise, which could materially conflict with your responsibility to the Company, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between the Company, its customers, suppliers or competitors or otherwise reflects negatively on the Company would be considered a conflict of interest.

Confidentiality

Nonpublic information regarding the Company or its businesses, employees, customers and suppliers is confidential. You are only to use such confidential information for the business purpose intended. You are not to share confidential information with anyone outside of the Company, including family and friends, or with other employees who do not need the information to carry out their duties. You may be required to sign a confidentiality agreement in the course of your employment at the Company. You remain under an obligation to keep all information confidential even if your employment with the Company ends.

The following is a non-exclusive list of confidential information:

(i)	Trade secrets, which include any business or technical information, such as formula, program, method, technique, compilation or information that is valuable because it is not generally known.

(ii)	All rights to any invention or process developed by an employee using the Company facilities or trade secret information, from any work for the Company, or relating to the Company’s business, is considered to be “work-for-hire” under the United States copyright laws and shall belong to the Company.

(iii)	Proprietary information such as customer lists and customers’ confidential information.

(iv)	Financial results, budgets or forecasts.

(v)	Business plans, operating plans, strategy statements, memorandums, operating manuals, organizational charts and other internal communications.

(vi)	New products, processes and designs.

(vii)	Wages and salaries, bonus or compensation plans, notices to employees or unannounced personnel changes.

(viii)	Company investments, acquisitions or divestitures.

(ix)	Whether a products or business is meeting financial or other expectations.

(x)	Business relationships or the terms of any business arrangement, including prices paid or received by the Company.

Public and media communications involving the Company must be made only by the Company’s Chief Executive Officer and President or his designee.

You may not disclose to unauthorized persons or use for your own personal advantage or profit, or the advantage or profit of another, any confidential information that you obtain as a result of your position with the Company. This includes not only financial analysts and the press, but also business associates, family members and personal friends. It is a serious mistake to disclose such information to anyone simply because you are confident that person will neither try to benefit from it nor disclose it to others.

Your obligations not to disclose the Company’s confidential information and not to use it for unauthorized purposes continue after your affiliation with the Company ends.

The Company is entrusted with important information about individuals and businesses. It is essential that you respect the confidential nature of this information. The Company is legally obliged to protect the privacy of a consumer’s personal financial information. The Company’s privacy practices are set out in a privacy policy that is circulated to our customers and made available to the public. All employees are expected to adhere to the Company’s privacy policy.

Corporate Opportunities

Using confidential information about the Company or its businesses, directors, officers, employees, customers, consumers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited.

Title 18 U.S. Code, Section 215, makes it a criminal offense for any Company employee to corruptly:

(i)	Solicit for himself or herself or for a third party anything of value from anyone in return for any business, service or confidential information of the Company; or

(ii)	Accept anything of value (other than normal authorized compensation) from anyone in connection with the business of the Company, either before or after a transaction is discussed or consummated.

You are prohibited from:

(i)	Personally benefiting from opportunities that are discovered through the use of the property, contacts, information or position of the Company.

(ii)	Accepting employment or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of your duties or the Company’s interest.

(iii)	Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties at the Company.

(iv)	Acting on behalf of the Company in any transaction in which you or your immediate family has a significant direct or indirect financial or other interest.

There are certain situations in which you may accept a personal benefit from someone with whom you transact business such as:

(i)	Accepting a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday). An award in recognition of service and accomplishment may also be accepted without violating these guidelines so long as the gift does not exceed $150 from any one individual in any calendar year. Any gift in excess of $150 must be reported to the President and Chief Executive Officer.

(ii)	Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you.

(iii)	Accepting meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by the Company as a business expense if the other party did not pay for it.

Insider Trading

It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the Company’s common stock while in possession of material information concerning the Company that has not been released to the general public, but which when released may have an impact on the market price of the Company’s common stock. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the common stock or other security of any other company while in possession of similar non-public material information concerning such company. Any questions concerning the propriety of participating in a Company or other company stock or other security transaction should be directed to the Chief Financial Officer.

Extensions of Credit

The Company may extend credit to any officer, director, or principal shareholder or employee of the Company only in compliance with Maryland and federal law and regulations and the Company’s policies with respect thereto, if any.

Outside Business Relationships

You must disclose all new directorships or potential directorships to the President and Chief Executive Officer in order to avoid any conflicts of interest. Senior executives and financial officers of the Company are prohibited from holding outside employment.

The Company encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of your duties at the Company.

Fair Dealing

You should undertake to deal fairly with the Company’s customers, suppliers, competitors and employees. Additionally, no one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

You must disclose prior to or at the time of hire, the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that would in any way restrict or prohibit the performance of any duties or responsibilities with the Company. Copies of such agreements should be provided to the human resources personnel to permit evaluation of the agreement in light of your position. In no event shall you use any trade secrets, proprietary information or other similar property, acquired in the course of your employment with another employer, in the performance if your duties for or on behalf of the Company.

You should not directly or indirectly accept bequests under a will or trust if such bequests have been made to them because of their employment with the Company.

Protection and Proper Use of Company Property

You should protect the Company’s property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact the Company’s profitability, reputation and success. Permitting the Company property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner is strictly prohibited. You may not use corporate, bank or other official stationary for personal purposes.

Compliance with Laws, Rules and Regulations

This Code of Ethics is based on the Company’s policy that all directors, officers and employees comply with the law. While the law prescribes a minimum standard of conduct, this Code of Ethics requires conduct that often exceeds the legal standard.

Preparation of Periodic Reports Filed With Governmental and Regulatory Agencies

Particular care is required in the preparation of the Company’s filings (“Securities Reports”) with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder (collectively, the “Securities Laws”), as well as the Company’s filings and communications (collectively, “Regulatory Reports”) with federal and Maryland bank regulatory authorities. It is essential that the Company’s Securities Reports contain full, fair, accurate, timely and understandable disclosure and otherwise comply with the letter and spirit of the Securities Laws for the protection of the Company and its stockholders and to engender public confidence in the information provided by the Company in its Securities Reports. Similarly, it is essential that the Company’s Regulatory Reports contain full, fair, accurate, timely and understandable disclosure and otherwise comply with the letter and spirit of applicable federal and state banking laws and regulations (“Banking Laws”). Accordingly, you must use your best efforts to ensure that the Company’s Securities Reports and Regulatory Reports and other public communications made by the Company contain full, fair, accurate, timely and understandable disclosure and that the Company at all times complies in all material respects with the letter and spirit of the Securities Laws and the Banking Laws.

Reporting of Illegal or Unethical Behavior and Violations of This Code of Ethics

You are expected to demonstrate the ability to properly manage your personal finances, particularly the prudent use of credit. The Company recognizes that its customers must have faith and confidence in the honesty and character of its employees, officers and directors. In addition to the importance of maintaining customer confidence, there are specific laws that outline the action the Company must take regarding any known, or suspected, crime involving the affairs of the Company. With respect to bank personnel covered by this policy, Community Bank of the Chesapeake will file a Suspicious Activity Report in the case of any known, or suspected, theft, embezzlement, check/debit card fraud, kiting, misapplication or other defalcation involving bank funds.

Fraud is an element of business that can significantly affect the reputation and success of the Company. The Company requires its employees, officers and directors to report directly to the Audit Committee of the Board of Directors and discuss any known or suspected criminal activity involving the Company or its employees. If, during the course of employment, you become aware of any suspicious activity or behavior, violations of laws, rules, regulations or this Code of Ethics, you must report it to the Audit Committee of the Board of Directors. Concerns regarding questionable accounting or auditing matters should be handled under the procedures for confidential, anonymous submissions established by the Audit Committee as outlined below. Reporting the activity will not subject you to discipline absent a knowingly false report.

Whistleblower Procedure For Complaints Regarding Accounting Matters

In response to the Sarbanes/Oxley legislation approved by Congress, certain activities concerning the reporting of financial results for registered companies must be initiated in order to comply with the regulations promulgated by the SEC. One of those regulations requires a system of procedures to handle complaints made to the audit committee regarding accounting, internal accounting controls or auditing matters.

To comply with this mandate, the Company has established a protocol to use if any employee feels that he or she may have knowledge of a situation that would affect any of the above controls or auditing matters. Should an employee feel that such a situation exists that warrants communication to the Audit Committee Chair, he or she is encouraged to contact the Audit Chair, Mrs. Mary Todd Peterson. Mrs. Peterson will evaluate the nature of the issue and, at her discretion, either carry the matter to the Audit Committee or inquire through normal channels with management to ascertain the nature of the information. Upon completion of her investigation, the Audit Chair will report to the Committee, at its regularly scheduled meeting, the nature of the situation and its resolution. Please remember that all material is confidential and must be protected during your communication. You should not leave messages of the content of your information with anyone. You must wait until you speak directly with Mrs. Peterson. She can be reached by phone at (703) 652-1302 or by email at auditchair@cbtc.com.

Your Company considers the process of its financial reporting to the public to be of the utmost importance and will evaluate your information in due course without compromising your work status with Community Bank. Having stated that fact, the Company must advise you that providing false or misleading information will be considered a serious transgression and will be evaluated in due course by the Company.

ADMINISTRATION AND WAIVER OF CODE OF ETHICS

This Code of Ethics shall be administered and monitored by the Company’s Chief Administrative Officer who will report such matters directly to the Audit Committee of the Board of Directors. Any questions and further information on this Code of Ethics should be directed to this individual.

It is also the responsibility of the Chief Administrative Officer to annually reaffirm compliance with the Code of Ethics by all employees, officers and directors, and to obtain affirmation that each employee, officer and director has read and understands the Code and will comply with it. You will be required to acknowledge that you received and have read this Code of Ethics and will comply with its provisions.

You are expected to follow this Code of Ethics at all times. Generally, there should be no waivers to this Code of Ethics. However, in rare circumstances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the Audit Committee of the Board of Directors. The Audit Committee of the Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver and the grounds for such waiver by directors or executive officers shall be promptly disclosed to stockholders in a Current Report on Form 8-K.

Known or suspected violations of this Code of Ethics will be investigated and may result in disciplinary action up to and including immediate termination of employment.

The Company will provide to any person without charge, upon request, a copy of this Code of Ethics. Such request should be made, in writing, to: Chief Administrative Officer, The Community Financial Corporation, 3035 Leonardtown Road, Waldorf, Maryland 20601.

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